Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Brian Lavin, President and CEO	Date: November 1, 2005

NTS Realty Holdings Limited Partnership Announces Agreements to Purchase Three Multifamily Properties in Tennessee
and Virginia

Louisville, KY (November 1, 2005) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it entered into two agreements with Schaedle Worthington Hyde Properties, L.P., a Delaware limited partnership (“Seller”) to purchase two multifamily properties located in Nashville, Tennessee (the “Tennessee Agreement”) and one multifamily property located in Chesterfield County, Virginia (the “Virginia Agreement”). The Tennessee properties are commonly known as The Grove at Richland (“Richland”) and The Grove at Whitworth (“Whitworth”), while the Virginia property is commonly known as The Grove at Swift Creek (“Swift Creek”).

Richland and Whitworth are adjacent garden apartment communities located three miles west of downtown Nashville in the prestigious West End. These assets include brick facades, gated access, sprinklered buildings, fitness centers and covered parking and garages. In addition, each property features microwave ovens, fireplaces, tiled sunrooms, vaulted ceilings, washer/dryer connections and two pools. Richland was completed in 1998 and includes 292 units. Whitworth was completed in 1994 and has 301 units. Richland and Whitworth currently are 95% and 96% occupied, respectively.

Swift Creek, a 240-unit multifamily property, was completed in 2000 and is directly accessible from downtown Richmond, Virginia. Swift Creek’s many features include a swimming pool, fitness center, sprinklered buildings, detached garage, gated access, fireplaces and washer/dryer connections. Swift Creek currently has a 94% occupancy rate.

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “We are excited about agreeing to acquire three Class A assets, which will allow us to enter new markets that are vibrant and upscale. Adding these properties will strengthen our already solid core of multifamily properties.”

A spokesperson for the Company indicated that, subject to the terms and conditions of the Tennessee Agreement, the Company has agreed to pay $90.012 million to acquire Richland and Whitworth. The Company must make an initial deposit of $1.0 million by November 4, 2005, all but $50,000 of which is refundable to the Company during the due diligence period. Included in the purchase price is the assumption by the Company of a mortgage loan on Richland and Whitworth with a current outstanding principal balance of approximately $33.6 million.

— more —

In addition, subject to the terms and conditions of the Virginia Agreement, the Company has agreed to acquire Swift Creek for $27.25 million and must make an initial deposit of $300,000 by November 4, 2005. All but $25,000 of the initial deposit is refundable to the Company during the due diligence period. The Company is not assuming any indebtedness related to Swift Creek.

The Company has until December 1, 2005, to conduct general due diligence on each property, but must notify Seller of any objections to title and survey by November 21, 2005. If the Company is satisfied with its due diligence, it must close the Tennessee Agreement and Virginia Agreement by January 31, 2006.

As previously announced, the Company is in the process of selling certain of its existing properties and intends to use the sale proceeds to satisfy a portion of the purchase prices for Richland, Whitworth and Swift Creek. The Company intends to conduct a transaction under Section 1031 of the Internal Revenue Code and, therefore, defer the payment of income tax related to the sale of the existing properties. The Company likely will finance the remaining portion of the purchase prices with one or more mortgage loans and through the Company’s existing line of credit.

Although unlikely, there can be no assurance that the Company will acquire Richland, Whitworth and Swift Creek on the terms and conditions described in this release or on any other terms and conditions.

About NTS Realty Holdings Limited Partnership

The Company currently owns thirty-three properties, comprised of ten multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

— more —

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

— ### —